Exhibit 5

DICKINSON WRIGHT PLLC

150 East Gay Street, 24th Floor

Columbus, Ohio 43215-6194

Telephone: 614/44-2937

Facsimile:

September 12, 2014

Navidea Biopharmaceuticals, Inc.

5600 Blazer Parkway, Suite 200

Dublin, Ohio 43017

Ladies and Gentlemen:

We have acted as counsel to Navidea Biopharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), with respect to the registration of 7,000,000 shares of the Company’s common stock, $.001 par value (the “Shares”), to be issued under the Company’s 2014 Stock Incentive Plan (the “Plan”).

In connection with rendering the opinions set forth below, we have examined (i) the Registration Statement, including the exhibits filed therewith; (ii) the Amended and Restated Certificate of Incorporation of the Company, as amended; (iii) the Amended and Restated Bylaws of the Company, as amended; (iv) the Plan; and (v) authorizing resolutions and other actions of the Company. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, and have considered such matters of law and fact, in each case as we have deemed appropriate to render the opinions contained herein. With respect to certain facts, we have considered it appropriate to rely upon certificates or other comparable documents of public officials and officers or other appropriate representatives of the Company without investigation or analysis of any underlying data contained therein.

For the purposes of this opinion letter, we have assumed that (i) each document submitted to us is accurate and complete; (ii) each such document that is an original is authentic; (iii) each such document that is a copy conforms to an authentic original; and (iv) all signatures (other than signatures on behalf of the Company) on each such document are genuine. We have not verified any of the foregoing assumptions.

Our examination of law relevant to the matters covered by this opinion is limited to the federal laws of the United States and the corporate laws of the State of Delaware, and we express no opinion as to the effect on the matters covered by this opinion of the laws of any other jurisdiction.  We advise you that we are not State of Delaware lawyers, and our knowledge of the Delaware corporate laws for purposes of this opinion is limited to a review of the statutory provisions of such statute as published on the State of Delaware website, including all amendments through August 13, 2014, without regard to any regulations promulgated thereunder or any judicial or administrative interpretations thereof. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of (i) any other laws, including the laws of the State of Delaware (except for its corporate laws); (ii) the laws of any other jurisdiction; or (iii) the law of any county, municipality or other political subdivision or local governmental agency or authority.  To the extent that laws other than the federal laws of the United States and the corporate laws of the State of Delaware govern, we have rendered our opinion with respect solely to the federal laws of the United States and the corporate laws of the State of Delaware, as applicable.

Assuming that (i) the Registration Statement will be effective and will comply with all applicable laws at the time the Shares are offered or issued as contemplated by the Registration Statement; (ii) a prospectus will have been prepared with respect to the Shares offered thereby and will comply with all applicable laws; (iii) the Shares will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the prospectus; (iv) the Company shall not have rescinded or otherwise modified any authorization of any such issuance of the Shares; (v) the Company shall remain at all times a corporation incorporated under the laws of the State of Delaware; (vi) the Company shall have reserved a sufficient number of shares of its duly authorized, but unissued, common stock as is necessary to provide for the issuance of the Shares directly pursuant to the Registration Statement; and (vii) the additional qualifications and other matters set forth below, it is our opinion that the Shares will, when issued and paid for in accordance with the provisions of the Plan, be legally issued, fully paid and nonassessable, and entitled to the benefits of the Plan.

This opinion is limited to the matters the matters set forth herein and no opinion is intended to be implied or may be inferred beyond those expressly stated herein. This opinion is predicated solely upon laws and regulations in existence as of the current date, and as they currently apply, and as to the facts as they currently exist. We assume no obligation to update or supplement any of our opinions to reflect any changes of law or fact that may occur.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement.

Very truly yours,

/s/ Dickinson Wright PLLC

DICKINSON WRIGHT PLLC